                                                                   EXHIBIT 27(N)
KPMG LLP
4200 Norwest Center
90 South Seventh Street
Minneapolis, MN  55402

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Minnesota Life Insurance Company and
Policy Owners of Minnesota Life Variable Life Account

We consent to the use of our reports included herein and to the reference to our Firm under the heading "Financial Statements" in Part B of the Registration Statement. Our report on the consolidated financial statements of Minnesota Life Insurance Company and subsidiaries refers to changes in accounting for derivatives and beneficial interests in securitized financial assets due to the adoption of new accounting standards in 2001.

                                                     /s/ KPMG LLP


Minneapolis, Minnesota
October 21, 2003